Exhibit 4.21

English Translation

Supplementary Agreement to Personal Loan Agreement

The following parties hereby enter into this Supplementary Agreement to Personal Loan Agreement (“this Agreement”) on 10 September 2013 in Shenzhen, China:

(1)	Party A:	Huiyou Digital (Shenzhen) Limited

Registered Address: 13e, 13th Floor, B Block, Shenye Tairan Xuesong Building, Tairan Industry Park, Futian District, Shenzhen

Legal Representative: Xiao Jian

(2)	Party B:	Ken Jian Xiao, a citizen of China, identity card no.: 44020319791020206133

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as the “Party”.

Whereas:

(a) Party B is a shareholder of Shenzhen Lanyue Internet Technology Co., Ltd. (“Shenzhen Lanyue”) holding 99% of its equities.

(b) Party A (as the lender) has entered into the Personal Loan Agreement (“Personal Loan Agreement”) with Party B on 10 September 2013.

(c) The Parties hereby intend to supplement the original Personal Loan Agreement.

Now, therefore, through friendly and sufficient consultation and based on the principle of mutual benefits, common development, equality and free will, the Parties hereby reach the following agreements:

1	The Parties agree to replace Clause 3 of the Personal Loan Agreement with the following terms:

“3.	Loan Period

The period of the Loan hereunder shall be 10 years (“Loan Period”), as from the date when the Lender provides the Loan to Borrower. Upon the expiration of the Loan Period, unless Party A decides that the Loan Period shall not be extended, the Loan Period shall be automatically extended for another ten years or for another term to be decided by Party A in writing.”

2	The Parties agree to add the following terms as Clause 12 to the Personal Loan Agreement:

“12.	Effectiveness

This Agreement shall take effect and remain effective as from the execution of this Agreement by the Parties, i.e. 1 September 2013 until Party A confirms in writing that all the Loans hereunder have been unconditionally and irrevocably repaid in full, or until release or termination of this Agreement by Party A in writing.”

3	Save and except expressly amended by this Agreement, all the terms of the Personal Loan Agreement shall remain unchanged and effective.

4	The provisions of Clause 11 of the Personal Loan Agreement (Governing Law and Dispute Settlement) shall be applicable mutatis mutandis hereunder.

5	This Agreement shall take effect as of 1 September 2013 after it is duly signed by the legal representative or authorized representative of Party A and sealed with the company seal of Party A and signed by Party B.

6	This Agreement shall be made and executed in duplicate, one for each party hereto and each copy being of equal authenticity.

(No Text Below. The following page is the signature page to this agreement.)

(No text in this page and this is the signature page of this Agreement.)

Huiyou Digital (Shenzhen) Limited [Company Seal Affixed]

Signature:	/s/ Ken Jian Xiao

Name in Print:	Ken Jian Xiao

Title:	Legal Representative

Ken Jian Xiao

Signature:	/s/ Ken Jian Xiao